Exhibit 15.01

Securities and Exchange Commission
450  Fifth  Street,  NW
Washington,  D.C.  20549-1004
Attn:  Document  Control-EDGAR


Canadian Rockport Homes International, Inc.

We are aware that our report dated September 6, 2001 on our review of the interim consolidated balance sheet of Canadian Rockport Homes International, Inc. as of June 30, 2001 and the related consolidated statements of operations and cash flows for the three-month and six-month periods ended June 30, 2001 and 2000, and from the Company's inception (March 27,, 1997) through June 30, 2001 is included in this Amendment #4 to Form S-1.


/s/  Jonathon  P.  Reuben  ,  CPA

Jonathon  P.  Reuben,
Certified  Public  Accountant

October 17, 2001


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